Exhibit 10.20
2.1.2006
To: Adi Keinan
[Address]
Subject Work Proposal at Alma Lasers, Ltd.

1.	Description of Position:	Financial controller reports to Deputy General Manager for Financing. The position includes full responsibility for accountancy in Israel, preparation of financial reports of Alma Lasers, Ltd., merger of subsidiary companies, internal control, building of infrastructure for proper management of financial reports (permanent property and similar items), work with accountants and additional tasks that will be imposed as part of the position.

2.	Monthly salary;	NIS 15,000

3.	Automobile:	From Group 1 or 2 as chosen by the company. Tax for the value of use is upon you. There is no gross-up

4.	Social conditions:	- Manager insurance — employee 5%, employer 5%

- Severance pay -8.33% deducted by employer

- Advanced study fund managed by Tamir-Fishman, employee 2.5%, employer 7.5%

- Loss of ability to work — at the employer’s expense

- Vacation days — 18 per year

5.	Cellular phone:	At company expense. You will pay the taxes (no gross-up)

6.	Working hours:	Full position — 3 times each week from 8:00 to 16. Twice a week longer hours as needed, but not less than the minimum required by law.

- Continuation of work at home (working with foreign entities, etc) — required as part of the work.

- In the framework of the requirements of the position, the Work and Rest Hours Law 1951 is not applicable. The position is defined as a global one and does not entitle you to a supplement for overtime hours.

- At the end of each quarter and year, and in special projects, a large amount of demanding work will be required that will not allow leaving early three times a week.

7.	Options:	Subject to the decision of the Board of Directors, a number of months after beginning work (but no more than one year) you will be granted 280 options at a actualization price estimated at $500.

8.	Partial Position:	- Possible at your option but not less than a 50% position

- Salary in accordance with the partiality of the position - Starting in June 2006, the company will have the right to compel you to work more than a full position.

9.	Physical Conditions:	Until moving to the new building, it is expected to be very uncomfortable

10.	Start of Work:	No later than 10 February 2006
11.	Prior notification of dismissal or resignation shall be 45 days

12.	You must sign an obligation to keep secrecy and prevention of competition as is customary in the company

13.	Company regulations that shall be determined and published from time to time shall be an integral part of the conditions of your employment. In any case of contradiction between the regulations and what is written in this letter, precedence shall be given to the regulations starting on the date of their publication.

14.	This letter shall be considered as a special and personal employment agreement between you and the company.
Sincerely,
Ziv Karni
General Manager
I have read this letter carefully and I agree to the conditions listed herein and obligate myself to full all the obligations therein.
I am aware that the salary conditions proposed to me and those that shall be imposed during the time that I am employed in the company are personal and I obligate myself to preserve secrecy concerning them.
Name of employee:      Adi Keinan
Employee signature:     /s/ Adi Keinan
Date: